UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

The Dow Chemical Company

(Name of Registrant as Specified In Its Charter)

Third Point LLC

Third Point Offshore Master Fund L.P.

Third Point Ultra Master Fund L.P.

Third Point Partners L.P.

Third Point Partners Qualified L.P.

Third Point Reinsurance Co. Ltd.

Lyxor/Third Point Fund Limited

Daniel S. Loeb

Robert Steven Miller

Raymond J. Milchovich

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

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	2)	Form, Schedule or Registration Statement No.:
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In connection with their intended proxy solicitation, Third Point LLC (“Third Point”) and certain of its affiliates intend to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholders of The Dow Chemical Company (the “Company”). THIRD POINT LLC STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

THIRD POINT PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Third Point, Daniel S. Loeb, Third Point Partners, L.P., Third Point Partners Qualified, L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Co. Ltd., Lyxor/Third Point Fund Limited, Robert Steven Miller and Raymond J. Milchovich. Certain of these persons hold direct or indirect interests as follows: Third Point LLC may be deemed to beneficially own 27,500,000 shares of common stock of the Company (“Common Stock”); Mr. Loeb may be deemed to beneficially own 27,500,000 shares of Common Stock; Third Point Offshore Master Fund L.P. may be deemed to beneficially own 11,509,900 shares of Common Stock; Third Point Ultra Master Fund L.P. may be deemed to beneficially own 7,803,500 shares of Common Stock; Third Point Partners L.P. may be deemed to beneficially own 640,200 shares of Common Stock; Third Point Partners Qualified, L.P. may be deemed to beneficially own 4,499,000 shares of Common Stock; Third Point Reinsurance Co. Ltd. may be deemed to beneficially own 2,584,200 shares of Common Stock; Lyxor/Third Point Fund Limited may be deemed to beneficially own 463,200 shares of Common Stock; Robert Steven Miller may be deemed to beneficially own 5,000 shares of Common Stock; and Messrs. Miller and Milchovich each have an interest in being nominated and elected as a director of the Company, including pursuant to agreements between each of Messrs. Miller and Milchovich and Third Point. Pursuant to the terms and conditions of such agreements, each of Messrs. Miller and Milchovich (a) have received a cash payment from Third Point equal to $250,000 in consideration for his agreement to serve as a nominee in such proxy solicitation, will be entitled to an additional cash payment from Third Point equal to $250,000 in the event that such nominee (x) is appointed as a director of the Company in connection with a settlement of such proxy solicitation or (y) nominated as a director of the Company by Third Point. Each of Messrs. Miller and Milchovich has agreed to invest such second payment in shares of Common Stock in the event that such individual does not own at least $250,000 of Common Stock at the time of such payment. In the event that either of Messrs. Miller or Milchovich serves as a director of the Company, such individual may be entitled to two additional cash payments from Third Point under certain circumstances based upon the appreciation of approximately 396,500 shares of Common Stock following October 2, 2014, if any, and subject to certain terms and conditions. The first such stock appreciation payment would be calculated in connection with the average selling price of the Common Stock during the 30 day period prior to the third anniversary of the date such nominee’s service on the board of directors of the Company commenced, 50% of which shall vest on each of the second and third anniversaries of such date. The second such stock appreciation payment would be calculated in connection with the average selling price of the Common Stock during the 30 day period prior to the fifth anniversary of the date such nominee’s service on the board of directors of the Company commenced, 50% of which shall vest on each of the fourth and fifth anniversaries of such date.